Exhibit 99.4

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/LBAI Scan code below for mobile voting.

PHONE – 1-866-883-3382

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by December 2, 2021.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To approve the issuance of Lakeland Bancorp, Inc. common stock to holders of 1st Constitution Bancorp common stock pursuant to the Agreement and Plan of Merger, dated as of July 11, 2021, between Lakeland Bancorp, Inc. and 1st Constitution Bancorp

☐	For	☐	Against	☐	Abstain

2. To transact such other business as shall properly come before the special meeting, which may include a motion to adjourn the meeting to another time or place in order to solicit additional proxies in favor of the Lakeland share issuance proposal

☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

    Address Change? Mark box, sign, and indicate changes below:      ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LAKELAND BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

Friday, December 3, 2021

10:00 a.m. (ET)

To register for the virtual meeting along with voting your shares, please follow the instructions below:

•	Visit register.proxypush.com/LBAI on your smartphone, tablet or computer.

•	As a shareholder, you will then be required to enter your control number which is located in the upper right hand corner on the reverse side of this proxy card.

•

After registering, you will receive a confirmation email and an email approximately 1 hour prior to the start of the meeting to the email address you provided during registration with a unique link to the virtual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Joint Proxy Statement/Prospectus are available at

https://investorrelations.lakelandbank.com/files/doc_downloads/sec/2021/Latest-Proxy-Merger.pdf.

proxy

The undersigned hereby appoints Thomas J. Shara and Timothy J. Matteson, and each of them, with full power of substitution, the proxy or proxies of the undersigned to vote all of the shares of Common Stock of Lakeland Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Shareholders of the Company on Friday, December 3, 2021, at 10:00 a.m., and at any adjournment or postponements thereof, with the same force and effect as the undersigned might or could do if personally present.

Voting cutoff for Internet/Mobile, Telephone and Mail is 11:59 p.m. (EST) on December 1, 2021 for the Restricted Stock Plan.

See reverse for voting instructions.